Exhibit 99.1

PROVINCE OF MANITOBA
NOTES TO THE QUARTERLY FINANCIAL REPORT
FOR THE NINE MONTHS — APRIL TO DECEMBER 2003

This report presents the unaudited financial results of the Province of Manitoba for the third quarter of the 2003/04 fiscal year. The comparative data for the 2002/03 fiscal year has been restated to reflect the organizational structure of departments established in the 2003/04 Estimates as well as the in-year reorganization of departments announced on November 4, 2003.

THIRD QUARTER — ACTUAL TO ESTIMATE

The third quarter net expenditure (excess expenditure over revenue) of $238.4 million was $110.0 million less than the projection of $348.4 million. Expenditures were $94.7 million lower and revenues were $15.3 million higher than estimated for the nine month period.

THIRD QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS

The third quarter net expenditure was $37.0 million more than the same period last year.

Total revenues were $295.0 million more than the same period last year primarily reflecting budgeted increases in own-source revenue and the timing of federal equalization transfers occurring earlier than the previous year. These higher revenues are offset by reduced water power rentals and the non-recurring payments from Manitoba Hydro of $150.0 million related to 2001/02 and $50.0 million related to 2002/03 export profits.

Total expenditures were $332.0 million higher than the same period last year, reflecting approved budget increases primarily in the departments of Health, Education, Citizenship and Youth, Advanced Education and Training, Family Services and Housing and Justice. Emergency Expenditures were also higher in 2003/04 as a result of disaster costs related to the second worst forest fire season on record and agricultural support related to the inability to export cattle due to bovine spongiform encephalopathy (BSE). Costs related to the 2003 General Election are also reflected.

CAPITAL INVESTMENT

Departmental expenditures for tangible capital assets were $11.6 million less than estimated for the third quarter and $11.4 million less than the same period last year primarily due to differences in timing as well as the level of funding required for various approved projects.

YEAR END PROJECTION

The year end positive balance for the operating fund is forecast to be $4.8 million, no change from the balance projected in the second quarter financial report and down $5.2 million from the $10.0 million positive balance projected in the 2003/04 Budget.

The second quarter report indicated that Equalization revenue was projected to increase $141.5 million from budget due to revised population estimates. Since the second quarter report, the province’s fiscal situation has deteriorated as a result of a $115.2 million downward revision to the Equalization projection based on revised federal estimates. This revision includes the previously reported increase due to stronger population growth. However, this increase is now offset by declines in Canadian economic performance, notably in Ontario, that have lowered national Equalization payments. Projections for all other revenue sources and expenditures remain on track with the projections in the second quarter report.

Province of Manitoba — Financial Quarterly

YEAR END PROJECTION (continued)

As reported at the close of the second quarter, revenues dependent on water flows are down from budget due to dry and drought conditions that were experienced this past spring and summer throughout Manitoba (Water Power Rentals — $18.8 million decrease, Manitoba Hydro — $52.0 million decrease). In addition, Manitoba Lotteries Corporation revenue is projected to decline by $23.5 million, or 9.1%, primarily due to the impact of Winnipeg’s ban on smoking in public places. Revenue from other provincial sources is projected to be slightly above budget projections primarily as a result of higher than anticipated projected own source taxation revenue. In total, revenues are projected to be $22.6 million lower than the budget level.

Expenditures are projected to increase $151.5 million from the budgeted level. This represents a decrease of $23.0 million from the second quarter projection primarily due to continued efforts to manage discretionary expenditures. The increase in projected expenditures from budget includes $37.1 million in Health, $8.8 million for election costs, $5.9 million in Agriculture, Food and Rural Initiatives and $5.8 million in Justice. Public debt servicing costs are projected to be $15.5 million lower than budget.

The expenditure forecast includes all of the expenditure requirements that were approved in supplementary estimates in September 2003 and the recently approved special warrant.

As noted in previous reports, unforeseen natural disasters negatively impacted the province’s finances in 2003/04. In addition to the revenues impacted by drought conditions, the BSE crisis and one of the worst forest fire seasons on record combined to result in a projected increase in expenditures. As a result, Emergency Expenditures are projected to require $74.8 million in additional authority in 2003/04 — $46.0 million to provide BSE disaster relief for the livestock sector and $28.8 million more than budgeted for forest fire suppression and other expenditures. The livestock industry and the Manitoba economy has faced a large challenge with closing of the U.S. border to Canadian cattle. The loss of forested area due to fires was the highest experienced by any province this past year.

Section 3(2) of The Balanced Budget, Debt Repayment and Taxpayer Accountability Act states that the government is not required to include “...an expenditure required in the fiscal year as a result of a natural or other disaster in Manitoba that could not have been anticipated and affects the province or a region of the province in a manner that is of urgent public concern”, in determining whether there is a positive or negative balance for a fiscal year. The province will declare that the $74.8 million in incremental disaster-related costs for BSE and forest fires meet the requirements of this section.

The Province is projecting a positive balance $4.8 million that includes an increase of up to $44.7 million in the required draw from the Fiscal Stabilization Fund from the amount projected in the second quarter report. The status of the Fiscal Stabilization Fund is provided on page 12.

COMPLIANCE WITH BALANCED BUDGET LEGISLATION

The Balanced Budget, Debt Repayment and Taxpayer Accountability Act includes a requirement for the Minister of Finance to report on compliance with the Act in the government’s Third Quarter Financial Report (for the period ending December 31). Based on the year end projection of a $4.8 million positive balance, the government will be in compliance with this Act.

DEBT RETIREMENT

The 2003 Budget provides for a $96.4 million contribution to the Debt Retirement Fund. As required by balanced budget legislation, an allocation committee determines the share of those funds directed to pension or general purpose debt. The 2003/04 allocation is $75.0 million to pension liability and $21.4 million against General Purpose Debt. The status of the Debt Retirement Fund is outlined on page 11.

Province of Manitoba – Financial Quarterly

BORROWING ACTIVITY

The original estimate of borrowing requirements identified in the 2003 Budget was $2,032.6 million including refinancing, funding for Manitoba Hydro’s and Health’s capital programs and new self sustaining requirements. This requirement has increased to $2,618.3 million to accommodate debt called prior to maturity and additional requirements for Manitoba Hydro and BSE.

For the period April 1, 2003 to December 31, 2003, $2,286.8 million has been borrowed of which $315.6 million was raised through the issue of Builder Bonds and $1,971.2 million was raised in the public market.

Province of Manitoba — Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE NINE MONTHS ENDED DECEMBER 31, 2003
(with comparative figures for December 31, 2002)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Revenue
3,449,141	3,365,705	(83,436)	Own Source Revenue	3,365,705	3,365,681	24
1,476,714	1,855,171	378,457	Government of Canada	1,855,171	1,839,894	15,277

4,925,855	5,220,876	295,021	Total Revenue	5,220,876	5,205,575	15,301

			Expenditure
4,850,013	5,184,113	334,100	Program Expenditure	5,184,113	5,274,002	(89,889)
277,237	275,169	(2,068)	Debt Servicing	275,169	280,021	(4,852)

5,127,250	5,459,282	332,032	Total Expenditure	5,459,282	5,554,023	(94,741)

(201,395)	(238,406)	(37,011)	Net Revenue/(Expenditure)	(238,406)	(348,448)	110,042
			Interfund Transfers
—	—	—	Debt/Pension Repayment	—	—	—
—	—	—	Fiscal Stabilization Fund	—	—	—

(201,395)	(238,406)	(37,011)	Balance Under Balanced Budget Legislation	(238,406)	(348,448)	110,042

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE NINE MONTHS ENDED DECEMBER 31, 2003
(with comparative figures for December 31, 2002)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Taxation:
			Finance
1,204,552	1,257,509	52,957	- Individual Income Tax	1,257,509	1,262,010	(4,501)
181,457	198,376	16,919	- Corporation Income Tax	198,376	199,865	(1,489)
107,928	104,278	(3,650)	- Corporation Capital Tax	104,278	103,450	828
109,655	109,325	(330)	- Gasoline Tax	109,325	109,715	(390)
33,544	38,935	5,391	- Insurance Corporations Tax	38,935	38,105	830
12,203	15,179	2,976	- Land Transfer Tax	15,179	13,522	1,657
167,592	177,996	10,404	- Levy for Health and Education	177,996	174,843	3,153
4,550	17,887	13,337	- Mining Tax	17,887	17,887	—
47,016	46,962	(54)	- Motive Fuel Tax	46,962	47,271	(309)
695,568	725,746	30,178	- Retail Sales Tax	725,746	729,057	(3,311)
38,987	39,987	1,000	- Revenue Act, 1964, Part I	39,987	38,853	1,134
124,391	130,580	6,189	- Tobacco Tax	130,580	129,921	659
2,178	2,191	13	- Environmental Protection Tax	2,191	2,149	42
131	71	(60)	- Other	71	72	(1)

2,729,752	2,865,022	135,270		2,865,022	2,866,720	(1,698)
			Industry, Economic Development and Mines
2,252	2,290	38	- Oil and Natural Gas Tax	2,290	2,356	(66)

2,732,004	2,867,312	135,308		2,867,312	2,869,076	(1,764)
			Other Revenue:
13,364	17,918	4,554	Justice	17,918	17,467	451
62,551	69,004	6,453	Transportation and Government Services	69,004	68,974	30
72,317	45,609	(26,708)	Water Stewardship — Water Power Rentals	45,609	49,080	(3,471)
193,000	181,000	(12,000)	Manitoba Lotteries Corporation	181,000	184,000	(3,000)
107,000	117,200	10,200	Manitoba Liquor Control Commission	117,200	110,200	7,000
200,000	—	(200,000)	Manitoba Hydro	—	—	—
68,905	67,662	(1,243)	Other Departments	67,662	66,884	778

717,137	498,393	(218,744)		498,393	496,605	1,788

3,449,141	3,365,705	(83,436)	Total Own Source Revenue	3,365,705	3,365,681	24

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE NINE MONTHS ENDED DECEMBER 31, 2003
(with comparative figures for December 31, 2002)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Government of Canada:
862,900	1,085,356	222,456	Equalization	1,085,356	1,085,670	(314)
544,394	576,088	31,694	Canada Health and Social Transfer (CHST)	576,088	575,797	291
—	90,679	90,679	CHST Supplement	90,679	90,679	—
43	2,048	2,005	Primary Health Care Transition Fund	2,048	1,323	725
14,811	10,467	(4,344)	Medical Equipment Fund	10,467	10,273	194
—	1,108	1,108	Diagnostic Medical Equipment Fund	1,108	2,000	(892)
—	27,456	27,456	Health Reform Fund	27,456	18,216	9,240
			Departments
33,338	38,370	5,032	- Advanced Education and Training	38,370	38,316	54
1,140	7,552	6,412	- Justice	7,552	5,650	1,902
4,288	3,917	(371)	- Transportation and Government Services	3,917	215	3,702
15,800	12,130	(3,670)	- Other Departments	12,130	11,755	375

1,476,714	1,855,171	378,457		1,855,171	1,839,894	15,277

4,925,855	5,220,876	295,021	Total Revenue	5,220,876	5,205,575	15,301

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART A – OPERATING EXPENDITURE
FOR THE NINE MONTHS ENDED DECEMBER 31, 2003
(with comparative figures for December 31, 2002)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
17,001	24,739	7,738	Legislative Assembly	24,739	25,894	(1,155)
2,163	2,222	59	Executive Council	2,222	2,222	—
21,732	20,935	(797)	Aboriginal and Northern Affairs	20,935	23,999	(3,064)
352,318	388,243	35,925	Advanced Education and Training	388,243	388,488	(245)
81,747	72,876	(8,871)	Agriculture, Food and Rural Initiatives	72,876	73,144	(268)
3,199	3,212	13	Civil Service Commission	3,212	3,418	(206)
76,394	75,181	(1,213)	Conservation	75,181	77,338	(2,157)
48,657	49,379	722	Culture, Heritage and Tourism	49,379	51,359	(1,980)
759,997	795,864	35,867	Education, Citizenship and Youth	795,864	797,407	(1,543)
42,262	43,618	1,356	Employee Pensions and Other Costs	43,618	43,345	273
23,035	31,419	8,384	Energy, Science and Technology	31,419	32,431	(1,012)
614,238	623,662	9,424	Family Services and Housing	623,662	635,056	(11,394)
82,179	81,389	(790)	Finance — Departmental Costs	81,389	82,563	(1,174)
277,237	275,169	(2,068)	Finance — Debt Servicing Costs	275,169	280,021	(4,852)
2,100,156	2,285,052	184,896	Health	2,285,052	2,307,086	(22,034)
12,441	13,982	1,541	Healthy Child Manitoba	13,982	14,593	(611)
16,082	16,098	16	Industry, Economic Development and Mines	16,098	15,693	405
80,653	81,552	899	Intergovernmental Affairs and Trade	81,552	110,430	(28,878)
168,753	177,779	9,026	Justice	177,779	180,074	(2,295)
19,056	20,078	1,022	Labour and Immigration	20,078	20,268	(190)
503	524	21	Seniors Directorate	524	531	(7)
8,043	7,955	(88)	Sport	7,955	7,969	(14)
787	721	(66)	Status of Women	721	781	(60)
248,956	252,294	3,338	Transportation and Government Services	252,294	258,389	(6,095)
43,806	33,139	(10,667)	Water Stewardship	33,139	32,834	305
1,537	1,717	180	Enabling Appropriations	1,717	2,402	(685)
24,318	80,483	56,165	Other Appropriations	80,483	86,288	(5,805)

5,127,250	5,459,282	332,032	Total Expenditure	5,459,282	5,554,023	(94,741)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART B – CAPITAL INVESTMENT
FOR THE NINE MONTHS ENDED DECEMBER 31, 2003
(with comparative figures for December 31, 2002)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL	ACTUAL	(DECREASE)		ACTUAL	ESTIMATE	VARIANCE
(thousands of dollars)				(thousands of dollars)
—	81	81	Legislative Assembly	81	85	(4)
13	28	15	Agriculture, Food and Rural Initiatives	28	26	2
383	266	(117)	Conservation	266	361	(95)
—	488	488	Energy, Science and Technology	488	2,840	(2,352)
1,046	1,308	262	Family Services and Housing	1,308	1,300	8
152	268	116	Finance	268	392	(124)
662	1,020	358	Health	1,020	2,694	(1,674)
1,272	713	(559)	Justice	713	799	(86)
19,681	12,572	(7,109)	Transportation and Government Services	12,572	17,662	(5,090)
7,797	2,817	(4,980)	Other Appropriations	2,817	4,981	(2,164)

31,006	19,561	(11,445)	Total Capital Investment	19,561	31,140	(11,579)

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARNTEED DEBT OUTSTANDING
DECEMBER 31, 2003
(with comparative figures for March 31, 2003)
(UNAUDITED)

Canadian	Canadian
Dollar	Dollar	Increase		Canadian	Canadian	Increase
Equivalent	Equivalent	(Decrease)		Dollar	Dollar	(Decrease)
at Date of	at Date of	Dec. 31/03		Valuation	Valuation	Dec. 31/03
Issue	Issue	over		(Note 1)	(Note 1)	over
Dec. 31/03	Mar 31/03	Mar 31/03		Dec. 31/03	Mar 31/03	Mar 31/03
(thousands of dollars)				(thousands of dollars)
			Direct Debt Payable in:
12,308,272	11,840,549	467,723	Canadian Dollars	12,280,472	11,812,749	467,723
2,942,952	3,209,198	(266,246)	Issues Swapped to Canadian Dollars	3,088,842	3,348,799	(259,957)
2,721,169	2,702,851	18,318	U.S. Dollars	2,649,420	3,305,925	(656,505)
1,088,839	1,224,167	(135,328)	Issues Swapped to U.S. Dollars	944,682	939,179	5,503

19,061,232	18,976,765	84,467	Total Direct Debt	18,963,416	19,406,652	(443,236)

			Guaranteed Debt Payable in:
1,030,683	979,202	51,481	Canadian Dollars	1,030,683	979,202	51,481
		—	U.S. Dollars			—

1,030,683	979,202	51,481	Total Guaranteed Debt	1,030,683	979,202	51,481

20,091,915	19,955,967	135,948	Total Direct and Guaranteed Debt (Note 2)	19,994,099	20,385,854	(391,755)
4,997,275	5,679,730	(682,455)	Less: Sinking Fund Investments	4,997,275	5,679,730	(682,455)
177,603	151,850	25,753	Less: Debt Retirement Fund	177,603	151,850	25,753

14,917,037	14,124,387	792,650	Net Direct and Guaranteed Debt (Note 3)	14,819,221	14,554,274	264,947

See notes on following page.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARNTEED DEBT OUTSTANDING
DECEMBER 31, 2003
(with comparative figures for March 31, 2003)
(UNAUDITED)

NOTES:

1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at December 31, 2003 and March 31, 2003.

2.	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at December 31, 2003, total Gross Debt was payable 82% in Canadian dollars and 18% in U.S. dollars. Of this total, General Government Program Debt and Other Debt was 100% payable in Canadian dollars (97% at March 31, 2003) while U.S. dollars exposure was nil (3% at March 31, 2003). Manitoba Hydro Debt was payable 53% in Canadian dollars (47% at March 31, 2003) and 47% in U.S. dollars (53% at March 31, 2003).

3.	The above debt was issued for the following purposes:

	December 31, 2003		March 31, 2003
	(in thousands)	(per capita)	(in thousands)	(per capita)
		(Note 6)		(Note 6)
General Government Programs	6,449,417	5,532	6,354,604	5,479
The Manitoba Hydro-Electric Board	6,487,179	5,564	6,343,756	5,469
Capital Investments (Note 4)	294,900	253	294,900	254
Manitoba Hospital Facilities (Note 4)	454,000	389	445,000	384
Other	1,133,725	972	1,116,014	962

Total (Note 5)	14,819,221	12,710	14,554,274	12,548

4.	Capital Investments are the stock of tangible capital assets held by government. These are paid off over the useful life of the assets (See Main Estimates page 167 for details.). Manitoba Hospital Facilities debt was recorded as Provincial debt for the first time in 2000/01. Previously, this debt was held in the name of individual health facilities at a higher overall cost to taxpayers. Hospital facilities debt is repaid over terms up to 20 years.

5.	The $264.9 million increase in total debt is primarily due to prefunding debt prior to maturity, funding Manitoba Hydro’s additional borrowing requirements, offset by a net increase in the Debt Retirement Fund and the impact of a stronger Canadian dollar. General government programs prefunding will be offset by maturities in the last quarter of the year resulting in no change from March 31, 2003.

6.	Per capita debt is based upon population figures at January 1, 2004 as reported by Statistics Canada. Taxpayer supported debt including debt for general government programs increased as a result of prefunding maturing debt, offset by a net increase in the Debt Retirement Fund. Self sustaining debt including Manitoba Hydro increased due to funding Hydro’s additional requirements offset by a stronger Canadian dollar. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar debt.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
DEBT RETIREMENT FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2004
(with comparative figures for March 31, 2003)

(UNAUDITED)

	2003/04	2002/03
	Projection (1)	Actual
	(thousands of dollars)
Fund Balance, Beginning of Year	151,850	100,444

Revenue:
Interest Earnings	6,944	3,228
Transfer from Operating Fund	96,357	96,357

	103,301	99,585

Expenditure:
Transfer to Operating Fund for:
- Pension Obligation (2)	(75,000)	(48,179)

Fund Balance, End of Year	180,151	151,850

Notes:

(1)	Based on projected transfers included in the 2003 Budget.

(2)	The actual allocation of funds for 2003/04 of $75.0 million toward the pension obligation and $21.4 million toward the retirement of general purpose debt was determined by the Allocation Committee as per The Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2004
(with comparative figures for March 31, 2003)

(UNAUDITED)

	2003/04	2002/03
	Projection	Actual (1)
	(thousands of dollars)
Fund Balance, Beginning of Year	235,514	247,254

Revenue
Interest Earnings	3,035	7,003

Interfund Transfers
Transfer to the Operating Fund	(142,700)	(22,262)
Transfer from the Operating Fund
- Re: Year-end surplus	4,758	3,519

	(137,942)	(18,743)

Fund Balance, End of Year	100,607	235,514

NOTE:

(1)	Based on the 2002/03 Public Accounts.

Province of Manitoba – Financial Quarterly

PROVINCE OF MANITOBA
OPERATING FUND
PROJECTION FOR THE YEAR ENDING MARCH 31, 2004

(UNAUDITED)

	Revised	Budget
	Projection	Projection
	(thousands of dollars)
Revenue	7,291,240	7,313,882
Expenditure	7,407,625	7,256,127

Net Revenue	(116,385)	57,755

Adjustment for Disaster Related Expenditure	74,800	—

Interfund Transfers
Debt/Pension Repayment	(96,357)	(96,357)
Fiscal Stabilization Fund	142,700	48,600

	46,343	(47,757)

Balance Under Balanced Budget Legislation	4,758	9,998

Province of Manitoba – Financial Quarterly